Cooperation Agreement

Party A: Liaoning High-tech Energy Group Co.,Ltd.

Party B: Qinghua University (power engineering and applied electronic technique department)

Cooperation Aim

(1) With the principles of friendly cooperation, reciprocity and mutual benefit, joint development “Win-win”, Liaoning High-tech Energy Group Co.,Ltd. and Qinghua University (Power engineering and applied electronic technique department)at distributed power source realize micro power grid operation field, fully utilize scientific research advantage of Qinghua University (Power engineering and applied electronic technique department) scientific research, combining with producing and marketing advantages of Liaoning High-tech Energy Group Co.,Ltd., jointly establish:

“Qinghua University (power engineering and applied electronic technique department), Liaoning High-tech Energy Group Co.,Ltd.-----Micro Power Grid Research Institute”

(2) Construction target of Micro Power Grid Research Institute:

Duplex cooperation research made at distributed power source realizing micro power grid operation field acquire achievements in scientific research with proprietary intellectual property rights, and finished industrialization conversion of achievements in scientific research. In addition, it helped to settle technical matters in engineering practice of Liaoning High-tech Energy Group Co.,Ltd., making the company at distributed power source realize micro power grid operation field at a predominant position in domestic same industries.

Organization institute

(1) As dependent corporation structure, Micro Power Grid Research Institute was founded at Qinghua University, attaching Qinghua University (power engineering and applied electronic technique department).

(2) Micro Power Grid Research Institute implements system of overall responsibility by Director of Research Institute under administration committee’s leading. Administration committee is made up of six people assigned by both Party A and Party B, of which three assigned by Party A and three assigned by Party B. The Director of administration committee is undertaken by Party A’s assignor, Vice Director by Party B’s assignor.

(3) Administration committee takes the responsibilities of item approval, capital auditing, supervising general works of Research Institute and decision of material items.

(4) Administration committee will employ one director of Administration committee and two vice directors. They are responsible of daily management and presiding over research and development works. Vice directors will be undertaken by two people, and both parties respectively will assign one.

Duplex obligations

●	Party A

(1) During the effective period of the agreement, Party A will cumulatively provided Research Institute no less than RMB 5 million yuan within three years, including 400 thousand yuan of “start-up cost”, 600 thousand yuan of “daily operation cost” and 4 million yuan of “scientific research funds”. In addition, funds to Research Institute in the first year will be no less than 2 million yuan.

Form of payment: Pay within 15 days after the agreement becomes effective.

(2) Within the effective period of three years promised by the agreement, Director of Research Institute raised item application and funds budget. Through administration committee approval, research and development cost will be paid by Party A within the period the agreement promises.

●	Party B

(3) Party will provide human forces and technology, responsible for carrying out the location of Research Institute.

(4) Organize and complete research and development plan in accordance with the item approved by Administration Committee, and Party B will assistant Party A to promote research item to industrialization.

Intellectual property rights belongs adscription

(1)	Before Research Institute founds, Party A and Party B respectively will hold its own technology result.

(2)	After Research Institute founds, Party A and Party B will promise duplex obligations and rights in accordance with Proprietary Technology Contract signed.

Violation of agreement

(1)	If Clause 1 or Clause 2 is violated, Party A will be responsible for violation obligation.

(2)	If Clause 3 or Clause 4 is violated, Party B will be responsible for violation obligation.

Both Party A and Party B have the rights to investigate the other’s violation obligation and to relieve the agreement with written form. If Party A or Party B doesn’t response within two months after receiving relieving agreement text, the agreement will be deemed to be relieved, and at the same time, the institute will be withdrawn.

Arbitration

The disputes in connection with Party A and Party B shall be amicably settled through negotiation. In case no settlement can be reached between the two Parties, superior units will be pleased to settle the disputes. If still no settlement can be reached, disputes shall be submitted to Beijing Arbitration Commission for arbitration. The arbitration shall be accepted as final and binding upon both parties.

Prohibition and confidentiality

(1)	Both parties shall not use the name of

“Qinghua University (power engineering and applied electronic technique department), Liaoning High-tech Energy Group Co.,Ltd.----Micro Power Grid Research Institute
to register as a separate legal entity institute outside the school, and shall not use the name to engage in other commercial activities outside business field.

(2)
Both parties will take on the responsibility of keep the technique and materials the other party offers confidential. Nevertheless whether the agreement will be changed, withdrawn and terminated, the clause will be effective for a long time.

Time limit

Time limit is three years, and the agreement will go into effect after the signing date. Before three months of the expiration of the agreement, both parties can discuss the following:

(1)	If complied with continual signing condition, submit it to superiors for approval, and sign the continual agreement.

(2)	If not complied with continual signing condition, both parties will terminate the agreement, at the same time, the institute will be withdrawn.

(3)	When irresistible cause make the institute can’t continue operating, through the approval of both parties, the agreement can be terminated ahead of time.

XI. Miscellaneous

1.
After the withdrawal and termination of this agreement, both sides should not engage in any activities under the name of the original combined association and both sides have the obligation to maintain other side’s reputation and right. This agreement is effective for long term.

2.
Any amendment, supplementation and change of this agreement should be effective after written agreement with signature and stamp by both sides (Party B should get approval from the administrative department of Tsinghua University. The foregoing written agreement has equal effect to this agreement.

3.	There are 10 copies of this original contract held by both sides- 5 each.

Party A: Liaoning Gaoke Energy	Party B: Tsinghua University
Group Co., Ltd.	(Power engineering and applied electronic technique)

Legal representative:	Legal representative:
Signing date: September 16, 2005	Signing date: September 16, 2005